                                                        EXHIBIT 99.1

 FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS THIRD QUARTER AND NINE MONTHS 2010 FINANCIAL RESULTS
- - -
Net Sales Increase 7%; Operating Income Increases 33%; Operating Margin Improves 200 Basis Points; Net Earnings Increase 38%

PARSIPPANY, NJ – October 28, 2010 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the third quarter and nine months ended September 30, 2010. The highlights are as follows (For discussion purposes the term “organic” excludes the year over year impact of foreign currency translation and the results of our acquisitions and divestitures over the past twelve months):

Third Quarter 2010 Operating Highlights

Net sales increased 7% to $466 million from $436 million in 2009;

Operating income increased 33% to $48 million from $36 million in 2009;

Net earnings increased 38% to $28 million, or $0.60 per diluted share, from $20 million, or $0.44 per diluted share, in 2009; and

New orders were $465 million, up 10% from 2009.

Nine Months 2010 Operating Highlights

Net sales increased 5% to $1.37 billion from $1.31 billion in 2009;

Operating income increased 10% to $123 million from $111 million in 2009; organic operating income, which excludes $8 million of negative foreign currency translation,  increased 18% to $131 million from $111 million in 2009;

Net earnings increased 16% to $70 million, or $1.51 per diluted share, from $60 million, or $1.32 per diluted share, in 2009; and

New orders were $1.36 billion, up 6% compared to 2009. At September 30, 2010, our backlog was $1.63 billion and was essentially flat with our backlog at December 31, 2009.

“Curtiss-Wright delivered a strong third quarter with significantly higher revenues, operating income and operating margins across all three of our business segments,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation.  “I am particularly pleased with our strong operating performance despite having to overcome the cancellation of the F-22 and Future Combat Systems programs, delays in customer capital spending in certain areas of our oil and gas business and negative foreign currency translation. Despite these challenges, our revenues were up 7% and operating margin was up 200 basis points over the prior year quarter with each of our segments contributing a triple-digit basis point improvement. This operating margin expansion was driven by favorable absorption of fixed overhead costs and benefits generated from our cost reduction and restructuring programs.

From a market perspective, sales growth in our commercial markets increased 8%, led by a strong rebound in our general industrial market and solid gains in commercial aerospace. In addition, our defense markets grew 6% as strong double-digit growth in both our aerospace and naval defense markets more than offset the anticipated decline in ground defense. We continue to see a positive recovery in markets that are sensitive to general economic conditions, particularly in our general industrial market, which grew 35% over the prior year quarter, with each of our three segments contributing double-digit sales growth.”

Sales

Sales of $466 million in the third quarter of 2010 increased $30 million, or 7%, as compared to the prior year period.  The sales increase was driven by higher organic sales of 5%, or $24 million, and $8 million of incremental sales from our 2009 and 2010 acquisitions of Skyquest Systems Ltd., Hybricon Corporation, and Specialist Electronics Services, Ltd.  In addition, foreign currency translation negatively impacted sales by $2 million during the third quarter. The sales increase was generated across all three segments with increases in our Metal Treatment, Motion Control, and Flow Control segments of 10%, 9%, and 5%, respectively.
Sales in our commercial markets grew 8% in the third quarter of 2010, led by strong increases in our general industrial and commercial aerospace markets which grew 35% and 11%, respectively. These increases were partially offset by slight declines in our commercial power and oil and gas markets, which decreased 3% and 2%, respectively, as compared to the prior year period. Our defense markets also experienced growth of 6%, led by strong increases in both aerospace and naval defense, which grew 19% and 14%, respectively, over the prior year quarter. As expected, our ground defense market was down 33% due to the cancellation of the Future Combat Systems (“FCS”) and lower sales on the Bradley platform.

Operating Income

Operating income of $48 million in the third quarter of 2010 increased $12 million, or 33%, as compared to the prior year period. Organic operating income increased $13 million, or 35%, while foreign currency translation negatively impacted operating income by $1 million. Incremental operating income from our 2009 and 2010 acquisitions had a minimal impact on the third quarter of 2010. Operating income growth was generated across all three of our segments with increases of 32% in Motion Control, 30% in Metal Treatment and 17% in Flow Control.

In the third quarter of 2010, consolidated operating margin was 10.3%, a 200 basis point improvement from the prior year period, mainly driven by our segment operating margin performance which increased by 160 basis points to 11.5%.  The segment operating margin increase was due to favorable absorption of fixed overhead costs and benefits generated from our cost reduction and restructuring programs. Non-segment operating costs of $5 million in the third quarter of 2010 were lower by $2 million as compared to the prior year quarter. This decrease was due to foreign exchange transaction gains recognized in the third quarter of 2010 and lower pension costs due to a non-recurring unfavorable adjustment that was recorded in the third quarter of 2009. These improvements were partially offset by higher compensation and medical costs.

Net Earnings

Net earnings for the third quarter of 2010 increased 38% from the comparable prior year period.  The improvement was due to the strong overall operational performance. Interest expense for the third quarter of 2010 was down 2% as compared to the prior year quarter due to lower average debt levels. Our effective tax rate for the third quarter of 2010 was 34.4% versus 34.3% for the third quarter of 2009.

Cash Flow

Our free cash flow was $19 million for the third quarter of 2010, a $5 million decrease as compared to the prior year period. Net cash provided by operating activities in the third quarter of 2010 was $35 million, a decrease of $12 million from the prior year. This decrease was mainly due to lower deferred revenue and higher unbilled receivables on long-term contracts, partially offset by higher net earnings. Capital expenditures were $16 million in the third quarter of 2010 versus $23 million in the comparable prior year period. The AP1000 program accounted for the majority of the decrease as our facility expansion was completed in the fourth quarter of 2009.

Segment Performance

Flow Control – Sales for the third quarter of 2010 were $249 million, an increase of $11 million, or 5%, over the prior year period. Acquisitions and foreign currency translation had a minimal impact on the third quarter of 2010. The sales increase was mainly driven by strong double-digit growth in our naval defense market, which had strong increases in the Virginia class submarine program as we ramp up procurement from one to two submarines per year. In addition, we had higher sales resulting from increases in production on the CVN-79 Ford class aircraft carrier program, as well as increased sales of our helicopter handling systems. These increases were partially offset by a reduction in production on the DDG1000 destroyer program as we near completion on the third and final ship. Sales in our commercial markets were essentially flat, as strong growth in our general industrial market was mostly offset by a decline in commercial power. The increase in the general industrial market resulted from higher demand in the industrial heating, ventilation, and air conditioning (“HVAC”) industry.  The sales decline in our commercial power market was largely due to lower sales for the AP1000 nuclear reactors in China due to the timing of the project completion. Within our oil and gas market, our sales decreased slightly due to continued delays in customer capital spending.

Operating income in the third quarter of 2010 was $26 million, an increase of $4 million, or 17%, over the comparable prior year period. Acquisitions and foreign currency translation had a minimal impact on our third quarter operating income. Operating margin was 10.4%, an increase of 100 basis points over the prior year period. This significant improvement was due to improved absorption of fixed overhead costs and benefits generated by our cost reduction and restructuring programs.

Motion Control – Sales for the third quarter of 2010 were $162 million, an increase of $14 million, or 9%, over the prior year period. Organic sales increased $7 million, or 4%, as compared to the prior year period, while incremental sales from our 2009 and 2010 acquisitions added $8 million to the third quarter of 2010. In addition, unfavorable foreign currency translation reduced sales by $1 million during the third quarter of 2010, as compared to the prior year.

The organic sales increase was driven by higher sales in our commercial markets, in particular by our general industrial market which grew 80% over the prior year quarter.  Due to improving economic conditions, we have experienced year over year growth in this market for three consecutive quarters. In addition, commercial aerospace had higher sales due to increased demand for our products used on commercial aircraft, particularly on the Boeing 787 program as production levels continue to ramp up. The positive performance in our commercial markets was partially offset by a decline in defense due to an expected reduction in ground defense, mainly driven by the cancellation of the FCS program, as well as lower sales for the Bradley Fighting Vehicle. This sales decrease was largely mitigated by a strong performance in aerospace defense, primarily from higher sales on the Global Hawk Unmanned Aerial Vehicle program, as well as higher demand from international aircraft and helicopter programs.

Operating income for the third quarter of 2010 amounted to $22 million, an increase of $5 million, or 32%, as compared to the prior year period. Incremental operating income from our 2009 and 2010 acquisitions had a minimal impact during the third quarter of 2010, while foreign currency translation negatively impacted operating income by nearly $1 million as compared to the prior year. Operating margin was 13.4%, an increase of 230 basis points over the prior year period. This significant improvement was due to higher gross margins resulting from favorable absorption of fixed overhead costs and benefits generated by our cost reduction and restructuring programs.

Metal Treatment – Sales for the third quarter of 2010 were $54 million, an increase of $5 million, or 10%, as compared to the prior year period. Sales increased by $6 million, or 12%, excluding foreign currency translation, which negatively impacted sales by $1 million during the third quarter of 2010. There were no incremental sales from acquisitions during the third quarter of 2010. Organic sales increased across our major commercial markets, most notably general industrial, automotive and commercial aerospace.

Operating income in the third quarter of 2010 amounted to approximately $6 million, an increase of $1 million, or 30%, as compared to the prior year period. Foreign currency translation had a minimal impact on operating income during the third quarter of 2010.  Operating margin amounted to 10.4%, a 160 basis point improvement over the prior year. This significant improvement was primarily driven by higher volumes resulting in favorable absorption of fixed overhead costs as well as benefits generated from our cost reduction and restructuring programs, which were partially offset by higher compensation costs as well as start-up costs for expansion into international markets.

Full Year 2010 Guidance

The Company is reaffirming its full year 2010 financial guidance as follows:

Total Sales	$1.80 - $1.85 billion
Operating Income	$176 - $183 million
Effective Tax Rate	34.0%
Diluted Earnings Per Share	$2.15 - $2.25
Diluted Shares Outstanding	46.5 million
Free Cash Flow	$85 - $95 million

Mr. Benante concluded, “Our third quarter results met our expectations and we expect the momentum to continue into the fourth quarter, which is normally our largest quarter. As a result, we expect to be at the high end of our full year guidance range for sales, operating income and diluted earnings per share. This reflects the operational improvements we have been able to achieve in 2010 and positive trends we are seeing across our business, despite having to absorb an estimated $0.07 of earnings per diluted share from unplanned negative foreign currency translation and transaction losses for the full year 2010. Looking ahead to the fourth quarter, the benefits of our previous cost reduction and restructuring programs, on-going cost containment, and higher sales volumes should enable us to sequentially improve upon our strong operating margin performance in the third quarter as we finish out the year. In addition, our backlog and capitalization remain strong and we expect to continue to demonstrate our ability to produce long-term organic growth through our portfolio of highly engineered products and continue to strategically reinvest in both our technologies and select acquisitions in order to enhance our portfolio and market diversification.”

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Analytical Definitions

Organic results exclude the impact of year over year foreign currency translation and the results of our acquisitions and divestitures over the past twelve months.

The term “incremental” is used to highlight the net impact acquisitions and divestitures had on the current year results, for which there is no comparable prior year period.

Free cash flow is defined as cash flow from operations less capital expenditures.

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The Company will host a conference call to discuss the third quarter 2010 results at 10:00 A.M. EDT Friday, October 29, 2010.  A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2010	2009	$	%	2010	2009	$	%

Net sales	$465,813	$435,750	$30,063	6.9%	$1,369,753	$1,306,913	$62,840	4.8%
Cost of sales	310,096	293,435	16,661	5.7%	921,669	884,256	37,413	4.2%
Gross profit	155,717	142,315	13,402	9.4%	448,084	422,657	25,427	6.0%

Research and development expenses	13,218	13,824	(606)	(4.4%)	40,894	40,148	746	1.9%
Selling expenses	27,560	25,407	2,153	8.5%	83,900	78,685	5,215	6.6%
General and administrative expenses	66,853	66,866	(13)	(0.0%)	200,692	192,700	7,992	4.1%

Operating income	48,086	36,218	11,868	32.8%	122,598	111,124	11,474	10.3%

Other income, net	86	309	(223)	(72.2%)	622	657	(35)	(5.3%)
Interest expense	(5,815)	(5,923)	108	1.8%	(17,182)	(19,405)	2,223	11.5%

Earnings before income taxes	42,357	30,604	11,753	38.4%	106,038	92,376	13,662	14.8%
Provision for income taxes	14,573	10,489	4,084	38.9%	36,021	32,002	4,019	12.6%

Net earnings	$27,784	$20,115	$7,669	38.1%	$70,017	$60,374	$9,643	16.0%

Basic earnings per share	$0.61	$0.44			$1.53	$1.34
Diluted earnings per share	$0.60	$0.44			$1.51	$1.32

Dividends per share	$0.08	$0.08			$0.24	$0.24

Weighted average shares outstanding:
Basic	45,898	45,356			45,765	45,165
Diluted	46,276	45,828			46,253	45,617

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change					Change
	2010	2009	%	2010		2009		%

Sales
Organic	$459,262	$435,750	5.4%	$1,350,003		$1,306,225		3.4%
Incremental (1)	8,343 (2)			16,251	(3)	688	(4)
Foreign Currency (5)	(1,792)			3,499
Total	$465,813	$435,750	6.9%	$1,369,753		$1,306,913		4.8%

Operating Income
Organic	$49,000	$36,218	35.3%	$131,491		$111,440		18.0%
Margin %	10.7%	8.3%	240bps	9.7%		8.5%		120bps
Incremental (1)	345 (2)			(507	) (3)	(316	) (4)
Foreign Currency (5)	(1,259)			(8,386)
Total	$48,086	$36,218	32.8%	$122,598		$111,124		10.3%
Margin %	10.3%	8.3%	200bps	9.0%		8.5%		50bps

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months  from the date of acquisition and are removed from our organic results.  Additionally, the results of operations for divested business are removed from the comparable prior year period for purposes of calculating organic results.  The remaining business are referred to as organic.

(2) Our organic growth calculations do not include the operating results for our June 1, 2010 acquisition of Hybricon Corporation, June 21, 2010 acquisition of Specialist Electronics Services, Ltd. (SES), and December 18, 2009 acquisition of Skyquest Systems Ltd.

(3) Our organic growth calculations do not include the operating results for our June 1, 2010 acquisition of Hybricon Corporation, June 21, 2010 acquisition of Specialist Electronics Services, Ltd. (SES), December 18, 2009 acquisition of Skyquest Systems Ltd., one month of operating results for our January 16, 2009 acquisition of Nu-Torque and two months of operating results for our March 5, 2009 acquisition of EST Group.

(4) We sold our Eaton product line located in Brecksville, Ohio on May 6, 2009.  The results of operations for this business have been removed from the comparable prior year period for purposes of calculating organic results.

(5) Organic results exclude the current period effects of foreign currency translation.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	September 30,	December 31,	Change
	2010	2009	$	%
Assets
Current Assets:
Cash and cash equivalents	$83,913	$65,010	$18,903	29.1%
Receivables, net	472,680	404,539	68,141	16.8%
Inventories, net	301,720	285,608	16,112	5.6%
Deferred tax assets, net	47,157	48,777	(1,620)	(3.3%)
Other current assets	39,458	33,567	5,891	17.5%

Total current assets	944,928	837,501	107,427	12.8%
Property, plant, and equipment, net	395,370	401,149	(5,779)	(1.4%)
Goodwill	689,461	648,452	41,009	6.3%
Other intangible assets, net	245,070	242,506	2,564	1.1%
Deferred tax assets, net	1,128	1,994	(866)	(43.4%)
Other assets	10,651	10,439	212	2.0%

Total Assets	$2,286,608	$2,142,041	$144,567	6.7%

Liabilities
Current Liabilities:
Current portion of long-term debt and short term debt	$2,551	$80,981	$(78,430)	(96.8%)
Accounts payable	111,013	129,880	(18,867)	(14.5%)
Dividends payable	3,692	-	3,692	100.0%
Accrued expenses	97,088	90,855	6,233	6.9%
Income taxes payable	3,767	4,212	(445)	(10.6%)
Deferred revenue	142,782	167,683	(24,901)	(14.9%)
Other current liabilities	40,928	50,708	(9,780)	(19.3%)

Total current liabilities	401,821	524,319	(122,498)	(23.4%)

Long-term debt	524,071	384,112	139,959	36.4%
Deferred tax liabilities, net	30,230	25,549	4,681	18.3%
Accrued pension and other postretirement benefit costs	136,941	120,930	16,011	13.2%
Long-term portion of environmental reserves	19,084	18,804	280	1.5%
Other liabilities	47,015	41,570	5,445	13.1%

Total Liabilities	1,159,162	1,115,284	43,878	3.9%

Stockholders' Equity
Common stock, $1 par value	48,558	48,214	344	0.7%
Additional paid-in capital	125,529	111,707	13,822	12.4%
Retained earnings	1,039,563	980,590	58,973	6.0%
Accumulated other comprehensive income (loss)	4,018	(19,605)	23,623	120.5%
	1,217,668	1,120,906	96,762	8.6%
Less: cost of treasury stock	90,222	94,149	(3,927)	(4.2%)

Total Stockholders' Equity	1,127,446	1,026,757	100,689	9.8%

Total Liabilities and Stockholders' Equity	$2,286,608	$2,142,041	$144,567	6.7%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2010	2009	%	2010	2009	%
Sales:
Flow Control	$249,255	$237,931	4.8%	$741,841	$710,717	4.4%
Motion Control	162,305	148,303	9.4%	465,302	444,760	4.6%
Metal Treatment	54,253	49,516	9.6%	162,610	151,436	7.4%

Total Sales	$465,813	$435,750	6.9%	$1,369,753	$1,306,913	4.8%

Operating Income:
Flow Control	$26,030	$22,274	16.9%	$67,554	$57,333	17.8%
Motion Control	21,730	16,512	31.6%	54,026	50,291	7.4%
Metal Treatment	5,639	4,354	29.5%	18,136	15,426	17.6%

Total Segments	$53,399	$43,140	23.8%	$139,716	$123,050	13.5%
Corporate and Other	(5,313)	(6,922)	23.2%	(17,118)	(11,926)	(43.5%)

Total Operating Income	$48,086	$36,218	32.8%	$122,598	$111,124	10.3%

Operating Margins:
Flow Control	10.4%	9.4%		9.1%	8.1%
Motion Control	13.4%	11.1%		11.6%	11.3%
Metal Treatment	10.4%	8.8%		11.2%	10.2%
Total Curtiss-Wright	10.3%	8.3%		9.0%	8.5%

Segment Margins	11.5%	9.9%		10.2%	9.4%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net Cash Provided by
Operating Activities	$35,106	$46,774	$37,692	$81,039
Capital Expenditures	(16,459)	(23,498)	(38,802)	(61,026)
Free Cash Flow (1)	$18,647	$23,276	$(1,110)	$20,013

Cash Conversion (1)	67%	116%	(2%)	33%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings.  Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Parsippany, New Jersey.  The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services.  The firm employs approximately 7,600 people.  More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:                  Glenn Tynan
(973) 541-3710
gtynan@curtisswright.com